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[LOGO]


8/20/96


Mr. Charles Reese
Prior Lake, MN

Dear Mr. Reese

I am pleased to offer you the position of President and COO with Tech Squared Inc. reporting directly to me.

The position will pay a base of $135,000 annualized salary, a bonus package as will be mutually agreed to will be based on profitability and growth. You will also have access to the companies stock option plan, the option package for you will be a minimum of 1,000,000 options at 75 CENTS per share vesting over a 4 year period with the ability to accelerate part of these options as we have already discussed. As outlined the company offers a health and dental insurance program with Blue Cross Blue Shield.

I look forward to a long and prosperous relationship.


Sincerely,


/s/ Joel A. Ronning
-------------------------
Joel A. Ronning
President

Accepted

/s/ Mr. Charles Reese
-------------------------
Mr. Charles Reese




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                                  ATTACHMENT A
                                  TECH SQUARED
                            CHARLES REESE BONUS PLAN


Quarterly Profit x 5% (with a cap of $5K to prevent "milking at the expense of growth) + the result above X growth % (as defined by comparing the current quarter sales, as reported, compared to the prior years quarters sales) with no cap on this line.

If we take your 3rd quarter 97 example, and apply this formula, the result would look like this:

Profit bonus
 -----------
Quarterly Profit    $129,000
                    x     5%
                    --------
                    $ 6,450

Cap applies, so payout for this portion would be $5K

Growth bonus
------------
Amount above         $5,000
x growth %           x 43.33%   (Based on 3rd Qtr '97 sales of $12.9m vs $9m)
                     -------
                     $2,166

Total bonus
-----------
Profit bonus         $5,000
Growth bonus         +2,166
                     ------
Q3 '97 bonus         $7,166

The plan assumes a minimum of .5% net profits and a minimum of 20% growth before any bonus is available.

Two areas of strategy modification will impact the bonus plan, a merger and acquisition model or a profit harvesting model. The plan should be changed if there is an agreed to shift in either of these strategic directions.

If however there have been losses in the prior quarters (not including the second and third quarter for 1996), then all losses have to be overcome in the current quarter or future quarters in order for there to be a bonus based on the bonus plan.

Any bonus for the third quarter of 1996 will be based on the operating profits for the two months of August and September. The third quarter operating profits would not be inclusive of any billings by Tech Squared made to Digital River.

The intention here is that there is profitability AND growth, I will not consider this a successful plan if we are only able to make 1% net per quarter with no growth, this would put the company in a very vulnerable position. -JR



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Vesting for C. Reese options within Tech Squared Stock Option Plan

Date of Issue            # Shares  Vesting schedule based on plan
-------------            ---------------------
Upon employment           125,000        96
1st anniversary           250,000        97
2nd anniversary           250,000        98
3rd anniversary           250,000        99
4th anniversary           125,000        2000
                         --------
Total                    1,000,000      (exclusive of director's options)
Option exercise price    $0.75/share


Stock option acceleration plan;

Acceleration Program
-------------------------
To bring the 4th year options (125,000 shares) into the current year, sales must profitably double (defined as Tech 2 current quarter operating revenue / year ago quarter) in either the 3rd or 4th quarter of 97.

To bring 1/2 of the 3rd year options (or all of 4th year - 125,000 shares either way) into 2nd year, sales must profitably double (as defined above) on or before 4th quarter of 98.